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                                                                  EXHIBIT 10(bb)

Dated as of August 15, 1997


Mr. Henrique de Campos Meirelles
President and Chief Operating Officer
BankBoston Corporation
100 Federal Street
Boston, Massachusetts  02110

Re:  Purchase of Residence at [       ], Massachusetts ("Property")

Dear Henrique:

This letter confirms the terms by which BankBoston Corporation (BKB) will provide you mortgage financing and reimbursement of housing costs in connection with the purchase of your residence.

Terms of Mortgage Loan
----------------------
The principal terms of our note and mortgage to you are:

    1. BKB will loan you an amount, not to exceed $3,700,000, that equals the price at which BKB purchased the Property, the cost of improvements to the real estate that BKB has made to date, and the amount of improvements to the real estate that you make while the loan is outstanding.

    2. The loan is due and payable on August 15, 2011, except as provided below (which date, howsoever determined, is the maturity date).

    3. Except as provided below, the loan will be interest-free.

    4. Interest will be payable on and after the date that you cease to perform substantial services for BKB or its affiliates. You will not be responsible for interest for any prior period. You will be treated as performing substantial services as long as you are a full-time employee. In case of your death or permanent disability (as defined in the 1996 Long Term Incentive Plan), you will be deemed for purposes of this paragraph to be performing substantial services for six months from the date of death or permanent disability.

    5. Your obligation to repay the principal amount of the loan and charges thereon shall never exceed the Settlement Amount.

    6. If your employment terminates (other than for cause) more than three years after the date of this letter or at any time by reason of death, disability or change of control, the Settlement Amount will be the lesser of a) the outstanding principal balance on the maturity date plus accrued interest and other charges relating to the loan, if any, or b) the fair market value of the house on the maturity date less actual and ordinary costs that would be associated with the sale of the Property. The maturity date shall be one year from (i) the date of your death or (ii) the date your employment terminates, including by reason of disability or change in control, but not later than August 15, 2011.

       If you wish to repay the loan after the first three years, and you are still performing substantial services, you will pay the Settlement Amount as provided by this paragraph.
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    7. If your employment terminates within three years of the date of this letter for reasons other than cause, death, disability or change of control, i) you will be responsible for interest accrued from the date interest commences to accrue as provided in paragraph 4 and ii) the Settlement Amount will be the lesser of a) the outstanding principal balance on the maturity date plus other charges relating to the loan or
       b)the fair market value of the house on the maturity date less actual and ordinary costs that would be associated with the sale of the Property. The maturity date shall be six months from the date your employment terminates.

       If you wish to repay the loan during the first three years, and you are still performing substantial services, you will pay the Settlement Amount as provided by this paragraph.

    8. If your employment terminates at any time for cause, i) you will be responsible for interest accrued from the date interest commences to accrue as provided in paragraph 4 and ii) the Settlement Amount will be the fair market value of the property. The maturity date will be the date your employment terminates for cause.

    9. The fair market value of the Property shall be determined by sale, including foreclosure sale or offer to deed in lieu thereof (less actual and ordinary costs associated with the sale of the Property), or appraisal as follows:

       If you intend to sell the Property prior to satisfaction of the loan, you must notify BKB in writing prior to listing the Property with a broker or otherwise offering it to the public. Within 45 days of receiving this notice, BKB may, but shall not be obligated to, submit a written offer specifying the price and other terms of purchase. Within 15 days of receipt, you must accept or reject BKB's offer which at that time will lapse if not accepted. If BKB declines to offer to purchase the Property or if you decline BKB's offer, you may then list the Property for sale to the public. BKB may submit further offers at any time which you may consider.

       If BKB has made an offer, before you accept an offer from a third party less than the price BKB initially offered and less than the outstanding balance of the note, you must permit BKB to submit an offer within three days of your notifying BKB and permit BKB to purchase the Property at a price not less than the price offered by the third party assuming all other terms are comparable.

       In the event you cease performing substantial services and wish to retain ownership of the Property or if you wish to repay the loan, the fair market value for purposes of determining the Settlement Amount shall be determined by a qualified appraiser selected by the American Arbitration Association (Boston Office). The appraiser's determination shall be final. You must advise BKB of your intention to retain ownership of the Property or to repay the loan not less than 60 days from the earlier of the maturity date or the date you intend to repay the loan.

       In the event of a sale, the sale price shall control over the appraisal value provided the sale occurs prior to the maturity date of the loan (or after the maturity date if the sale is a foreclosure sale.)

   10. If at any time on or after the maturity date you offer to deed the Property to BKB or its designee, such offer and your cooperation in completing it as requested by BKB shall conclusively establish your having satisfied any Settlement Amount that then may be due.

Operating Expenses of House
---------------------------

BKB will bear all costs of operating, repairing and maintaining the house (including real estate taxes and assessments) except for household help (and related payroll taxes and benefits), insurance, and utilities (including water and sewer charges). BKB will either pay all costs directly or will reimburse you for these based on a procedure that we will establish.


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Furnishings
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BKB will purchase all furniture and improvements that are not part of the real estate and provide these furnishings to you. The total cost of these furnishings will be based on a budget that we will mutually approve. BKB will determine the annual value of providing these furnishings for income tax and proxy reporting.

You will have the option to purchase the furnishings (other than those that BKB wishes to retain) at their appraised fair market value at the time you repay the loan or at the time that you sell the Property to a buyer other than BKB.

Tax Protection
--------------

To the extent that the value of cost of owning and operating the house, the value of furnishings provided, the excess of the loan principal over Settlement Amount at the time the loan is repaid or the amount of any interest or other charges imputed on the loan must be included in income for federal and/or state income tax purposes, BKB will provide a "tax protection" payment on this income. The tax protection payment shall equal the total increase in tax that results from including the above amounts in taxable income plus a "gross-up" to reflect the fact that this tax reimbursement must be included in income.

If you agree with the terms of this letter, please sign both copies and return one copy to me. This letter will thereupon be a Massachusetts instrument under seal and will be maintained in the books and records of BKB.

Very truly yours,

BankBoston Corporation


By: /s/ HELEN G. DRINAN
    -------------------------
    Helen G. Drinan


Agreed and accepted
as of the date set forth above:


/s/ HENRIQUE DE CAMPOS MEIRELLES
--------------------------------
Henrique de Campos Meirelles

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